HYPERDYNAMICS
NYSE Amex: HDY

Update: Hyperdynamics Signs Agreement to Begin 2-D Seismic Survey Offshore Guinea

SUGAR LAND, Texas, Sept 30, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) announced today that it has signed a contract with Bergen Oilfield Services AS of Norway to conduct a 9,000 kilometer 2-D marine seismic survey on portions of its oil and gas concession offshore Republic of Guinea. The survey is expected to get under way by the end of October.

"This survey will help us make a final determination of which portions of our 31,000-square mile concession area we want to maintain for future exploration," said Ray Leonard, Hyperdynamics' President and Chief Executive Officer. "Under a new September Memorandum of Understanding that reaffirms the validity of our Production Sharing Contract, we are required to relinquish 64% of the acreage by December 31, 2009. This new data will enable us to choose the best acreage to retain from this vast area, and it will also help us high-grade our better prospects so we can choose the areas where we want to shoot a more limited 3-D survey next year."

"The raw field records or the Brute Stacks from the 'new' 2009 2-D seismic survey will be delivered by BOS in almost real time as it is acquired," according to James Spear, Hyperdynamics' Vice President of Exploration and Development. "The processing of this data will be done onboard one of BOS's modern seismic vessels, as each line segment or sequence is acquired offshore Guinea. The BOS vessel is equipped with modern-day, state-of-the-art, Sercel recording instrumentation along with Sentinel Solid streamers. The contractor's vessel is prepared to continue on 3-D acquisition on short notice."

The cost of the project is estimated to be $10 million. Hyperdynamics plans to fund the survey using proceeds from a farm-in arrangement it expects to complete with another oil and gas producer during the fourth quarter and/or with proceeds from a potential capital raise. The company will make an upfront payment of $500,000. In addition, as a guarantee to Bergen Oilfield Services (BOS), Hyperdynamics will allow seismic work to begin ahead of the farm-out and/or financing period. Hyperdynamics will issue the seismic contractor 2.5 million restricted common shares, or approximately 4.4% of outstanding shares. The deposit shares would serve as collateral for a mobilization payment of $1,100,000, and for three subsequent payments due as the data is processed and delivered to our office in southwest Houston (Sugar Land, Texas).

About Hyperdynamics

Hyperdynamics is committed to providing energy for the future by exploring internationally for new sources of oil and gas. It holds the largest exploration and production license in West Africa in the Republic of Guinea covering 31,000 square miles. To find out more, visit the corporate website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

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Contacts:  Dennard Rupp Gray & Easterly, LLC
           Ken Dennard, Managing Partner
           Jack Lascar, Partner
           (713) 529-6600
           Anne Pearson, Sr. Vice President
           (210) 408-6321
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SOURCE Hyperdynamics Corporation